CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into by JKrier LLC (the "Consultant"), Tax ID 26-3826771, and Dynatronics Corporation, a Utah corporation with a principal executive office at 1200 Trapp Road, Eagan, MN 55121 (the "Company"), on October 1, 2023 (the "Effective Date"). The terms of this Agreement are as follows:

1. Consultant will designate John Krier as its staff to perform Consultant's services ("Krier"). Krier will work at the request and direction of the CEO and will be expected to:

• Serve as the interim:

• Principal Financial Officer

• Principal Accounting Officer

• Consult the CEO and Board of Directors, as requested.

It is anticipated that Consultant shall spend as much time as deemed necessary, during such hours of the day as Consultant deems appropriate, by Consultant in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary, and that Consultant may perform consulting services for other companies or be employed by other companies, subject to Section 6 below.

2. Consultant represents that each of Consultant and Krier has the requisite expertise; ability and legal right to render consulting services and will perform the consulting service in an efficient manner. Consultant will, and will cause Krier to, abide by all laws, rules and regulations that apply to the performance of the consulting services and when on Company premises will comply with the Company's policies related to conduct of visitors, and any other applicable policies & procedures applicable to the Company's personnel and consultants.

3. The terms of this Agreement will commence on the date stated above and will continue through December 31, 2023 (the "Term") at which time this agreement will terminate without the need for prior notice. This Agreement can be terminated by the Company only upon breach by Consultant of Section 6. The Company must provide written notice of such breach and the Company shall owe Consultant only such monetary amounts set forth in Section 4 below for any services already performed by Consultant prior to the termination of the Agreement.

4. The Company will compensate Consultant for the services described in Section 1 above as follows: $2,500 per week, payable within 10 days, via ACH, after each invoice is presented through December 31, 2023, totaling $32,500. The Company will reimburse Consultant for all reasonable and necessary out-of-pocket expenses actually incurred by Consultant in performing the services under this Agreement ("Expenses"), provided that reimbursable Expenses shall not include (i) any costs, expenses or losses related to routine professional meetings (unless the sole purpose of attending the meeting relates to the provision of services under this Agreement) and (ii) any costs, expenses or losses arising from or related to any spouse, guest, assistant or other third party accompanying or assisting Consultant. Consultant and the Company agree that no travel or accommodation expense is reimbursable as an Expense unless such travel or stay is reasonable and necessary for performing the services hereunder and has been approved in advance by the Company in writing. The Company shall reimburse Expenses within a reasonable time after receipt of the report for such Expenses.

5. Consultant recognizes that in performance under this Contract, Consultant may have contact with information of substantial value to the Company which is not generally known and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to processes, inventions, developments, sales and Company information, and business and financial information, relating to the business, products, practices or techniques of the Company (which is referred to herein generally as "Proprietary Information"). Consultant shall, at all times during the term of this Agreement and perpetually thereafter, keep all Proprietary Information in confidence and will not in any way use, divulge, disclose, or communicate to any person, firm, corporation, or other entity any Proprietary Information or other information relating thereto, without the prior written consent of the Company.

6. Consultant represents and warrants (i) that Consultant currently does not and will not during the Term of the Agreement perform services for or or become contracted with other third parties that may interfere with, prevent or impede the timely performance of all services, (ii) that Consultant does not, directly or indirectly, represent, perform services for, or is contracted with any third party regarding any Product that is substantially similar to or competitive with the Products sold by the Company.

7. Consultant and the Company agree that violations of Sections 5 and 6 would require injunctive relief as the only fully effective remedy. The Company shall be entitled to injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction. Consultant and the Company further agree that the Company would be subject to irreparable harm should Consultant violate the provisions of Sections 5 and 6 above. In addition to injunctive relief, should Consultant breach Section 5 or 6, the Company shall be entitled to cease any payments immediately and shall be under no further obligations under Section 4.

8. The Company shall defend, indemnify, and hold Consultant, and its and their members, harmless from and against all claims asserted by a third party (or parties) and related damages, losses, or expenses, including, but not limited to, attorneys' fees arising out of or resulting from any and all acts or omissions of the Company or its affiliates, including, but not limited to acts or omissions in the maintenance of the Company's books, records, and accounts, in the preparation or use of the Company's financial statements, in the timely filing of reports, statements, and other documents with the U.S. Securities and Exchange Commission, and in the design and maintenance of disclosure controls and procedures and internal control over financial reporting; provided, however, that the Company shall not be obligated to defend, indemnify or hold Consultant, or its and their members, harmless from and against any claim to the extent that such claim arises from the gross negligence or willful or intentional misconduct of Consultant.

9. Consultant is retained by the Company only for the purposes and to the extent set forth in this Agreement, and his relationship to the Company will be that of an independent contractor. As an independent contractor, Consultant assumes full responsibility and will be liable for the payment of all taxes or assessments now or hereafter imposed by all applicable State and Federal laws insofar as Consultant's earnings related to this project are concerned.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law doctrines. Any dispute, which arises in connection with or related to this Agreement raised by the Company or Consultant, shall be resolved by a court of competent jurisdiction of the State of New York, County of New York.

11. This Agreement may not be assigned by Consultant without the express prior written consent of the Company.

12. This Agreement may be executed in one or more original or electronic counterparts, each of which shall be an original and all of which together shall be one and the same instrument.

This Agreement represents the complete and full Agreement between the parties and supersedes any previous agreements between Consultant and the Company, except that the Company and Consultant agree that Consultant's non-compete, non-solicit, confidentiality and similar covenants contained in any such previous agreements will remain in force until they would have expired under such agreements.

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Terms of the Agreement agreed to:

Sep 30, 2023

John A. Krier	Date
JKrier LLC

Sep 30, 2023

Brian D. Baker	Date
President and CEO
Dynatronics Corporation